UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 5, 2003

Southern Community Financial Corporation

North Carolina (State of incorporation)	000-33227 (Commission File Number)	56-2270620 (I.R.S. Employer Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina (Address of principal executive offices)	27104 (Zip Code)

Issuer’s telephone number: (336) 768-8500

This document contains 2 pages, excluding exhibits.

Item 7(c): Exhibits

      Exhibit 99:     Press Release

Item 9. Regulation FD Disclosure

On September 5, 2003, Southern Community Financial Corporation (Nasdaq: SCMF for the common stock and SCMFP for the trust preferred securities) announced today it is proposing to sell $30 million of Trust Preferred Securities to be issued by a subsidiary to be formed for that purpose, Southern Community Capital Trust II, through a firm commitment underwritten offering during the fourth quarter of 2003. Distributions on the preferred securities will be cumulative and payable quarterly in arrears. It is anticipated the preferred securities will be listed for quotation on the Nasdaq National Market.

F. Scott Bauer, Chairman and CEO said of the offering, “We are excited to provide this investment opportunity to the public. The funds from the offering will be used in the purchase of The Community Bank of Pilot Mountain and for future growth of our bank.”

This news release does not constitute an offer to sell, nor the solicitation of any offer to buy, the preferred securities.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

By:	/s/ Richard M. Cobb

Richard M. Cobb
Executive Vice President, Chief Operating Officer and
Chief Financial Officer

Date:	September 5, 2003